                                                             EXHIBIT 10(i)


                             TERMINATION AGREEMENT


                 TERMINATION AGREEMENT (the "Termination Agreement"), dated September 26, 1995, among TESORO PETROLEUM CORPORATION, a Delaware corporation (the "Company"), and MICHAEL D. BURKE (the "Executive").

                 WHEREAS, the Company and the Executive are parties to an employment agreement, dated July 27, 1992, as amended on December 14, 1994 (the "Employment Agreement");

                 WHEREAS, effective as of September 29, 1995 (the "Termination Date"), the Executive's employment with the Company shall terminate, which termination shall constitute a termination by the Company "without cause" under the Employment Agreement;

                 WHEREAS, the parties wish to settle their mutual rights and obligations arising from such termination under the Employment Agreement;

                 WHEREAS, the parties have entered into a Consulting Agreement, dated as of the date hereof (the "Consulting Agreement"), pursuant to which the Executive has agreed to perform consulting services for the Company following the Termination Date and the Company has agreed to compensate the Executive for such services;

                 NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein and in the Consulting Agreement, and other good and valuable consideration, the receipt of which are hereby acknowledged, the Company and the Executive hereby agree as follows:


                 Section 1. Termination Payment. The Company agrees to pay the Executive, within five business days of the date hereof, the net amount of $970,966, after withholding $407,761 in accordance with federal and state tax withholding laws, in immediately available funds by wire transfer to the account of the Executive specified by him to the Company. Such amount represents the full settlement of all the Executive's rights with respect to
(i) the severance payment provided under Section 6 of the Employment Agreement,
(ii) a pro-rata 1995 target bonus, (iii) accrued but unpaid base salary and accrued but unused vacation days to the Termination Date, minus (iv) the amount deducted from the foregoing payments in accordance with applicable federal and state tax withholding laws. The amount of payments to be made pursuant to the Consulting Agreement shall be in addition to the foregoing. The calculation of the dollar amount specified above is set forth in Exhibit A hereto. Such amount is in
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full settlement of the lump-sum cash amounts that may otherwise be required under Section 6 of the Employment Agreement. The Company further agrees to reimburse the Executive for his reasonable attorney's fees and costs incurred in connection with this Termination Agreement, up to a maximum amount of $10,000.

                 Section 2. Supplemental Retirement Benefit. The Executive is currently a participant in the Company's Funded Executive Security Plan (the "Security Plan"). In accordance with Section 6 of the Employment Agreement, effective as of the Termination Date, the Executive will receive two years of service credit for purposes of determining the amount of the supplemental retirement benefit that would otherwise be paid to him under the Security Plan, in addition to those periods of service credited to the Executive under the Security Plan through the Termination Date. The calculation of the Executive's supplemental retirement benefit shall otherwise be made by reference to the terms of the Security Plan as in effect on the Termination Date, it being specifically understood that the pro-rata 1995 target bonus referred to in
Section 1 hereof shall be included as compensation taken into account for purposes of determining the supplemental retirement benefit hereunder. Such calculation results in a net payment of $581,530, after withholding $404,950 in accordance with federal and state tax withholding laws, to be made within five business days of the date hereof by wire transfer as specified above. The Executive acknowledges that he is not entitled to additional benefits under the Company's unfunded Executive Security Plan and the Company's retirement plan.

                 Section 3.  Continued Welfare Benefits.  In accordance with
Section 6 of the Employment Agreement, the Executive shall, for a period of two years following the Termination Date, be entitled to continuing coverage and benefits comparable to all life, health and disability insurance plans which the Company from time to time makes available to its management executives and their families.

                 Section 4. Stock Options and Restricted Stock. In accordance with Section 6 of the Employment Agreement, effective as of the Termination Date, (i) each outstanding stock option to purchase shares of the Company's common stock held by the Executive that is not vested on the Termination Date shall become immediately vested and exercisable and shall remain exercisable until the expiration of three months following the Termination Date, and (ii) all shares of the Company's common stock which the Executive has the right to acquire as restricted stock on the Termination Date shall become fully vested and all restrictions thereon relating to continued employment shall immediately lapse. Except as set forth in this Section 4, such stock options and restricted




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
stock shall continue to be subject to the terms and conditions of the applicable plans and agreements pursuant to which such rights were awarded to the Executive. On or within five business days following the Termination Date, the Executive shall satisfy his obligations with respect to payment of the cash purchase price and tax withholding on shares of restricted stock that become fully vested hereunder and, as soon as practicable but not later than 15 days following the satisfaction of such obligations, the Company will deliver to the Executive certificates representing all such shares of restricted stock. The numbers of shares of common stock subject to stock options and restricted stock held by the Executive on the Termination Date are set forth in Exhibit A hereto. With respect to the Executive's stock options, the Company agrees to use its best efforts to (i) maintain in full force and effect a Form S-8 registration statement covering the shares of the Company's common stock issuable under such options and (ii) to assist the Executive in arranging for the "cashless exercise" of such stock options at the request of the Executive. The Company hereby represents that all shares of restricted stock previously issued to the Executive were covered by a valid Form S-8 registration statement.

                 Section 5. Indemnification. The Company shall continue to indemnify the Executive and hold him harmless for any acts or decisions made by him as and to the extent provided under the Company's By-laws and the Indemnification Agreement dated December 2, 1992 by and between Executive and the Company, which Indemnification Agreement shall remain in full force and effect as and to the extent provided therein. The Executive shall continue to be covered for such acts and decisions under directors and officers liability insurance policies as and to the extent that the Company maintains such policies in effect from time to time on behalf of its directors and officers generally.

                 Section 6. Other Rights and Benefits. Except as specifically provided herein, this Termination Agreement shall have no effect on the rights of the Executive to payments or other benefits due to the Executive pursuant to the terms of any employee benefit plan, fringe benefit policy or payroll practice of the Company, including, without limitation, rights in respect of coverage under welfare benefit plans for periods through the Termination Date and reimbursement for any reasonable business expenses incurred through the Termination Date in accordance with Company policy. The Executive shall submit appropriate expense reports and vouchers for business expenses to be reimbursed by the Company within 30 days after the Termination Date.

                 Section 7. Conditions of Benefits. The Company shall provide to the Executive the rights, payments and benefits set forth in Sections 1 through 5 hereof and shall





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
execute and honor a release of claims and covenant not to sue in favor of the Executive (in the form attached hereto as Exhibit C) as consideration for and contingent upon (i) the Executive's execution, non-revocation and honoring of a release of claims and covenant not to sue in favor of the Company in the form attached hereto as Exhibit B and (ii) the Executive's continued compliance with the restrictive covenants set forth in Section 8 hereof.

                 Section 8.  Restrictive Covenants.

                          A. Nondisclosure.  The Executive hereby agrees that
he shall not, at any time following the Termination Date, disclose or use for any purpose confidential information or proprietary data of the Company (or any of its subsidiaries), except as required by applicable law or legal process; provided, however, that confidential information shall not include any information known generally to the public or ascertainable from public or published information (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company (or any of its subsidiaries).

                 B. Noncompetition. The Executive hereby agrees that, for a period of one year following the Termination Date, he shall not (i) become a principal, consultant or employee in any segment of a business of a company, partnership or firm ("Business Segment") that is directly competitive with any significant business of the Company in one of its major commercial or geographic markets or (ii) hold an interest (except as a holder of less than a 5% interest in (a) a publicly traded firm or mutual fund, or (b) as a minority stockholder or unitholder in a firm not publicly traded) in a company, partnership, or firm with a Business Segment that is directly competitive with the Company, without the prior written consent of the Company. The Executive hereby also agrees that, for a period of two years following the Termination Date, he will not (x) acquire or hold direct or indirect beneficial ownership of more than 1,000,000 shares of Common Stock of the Company, or (y) seek to influence or control the management or the policies of the Company or obtain representation on the Board of Directors of the Company (other than in his individual capacity as a member of the Board of Directors) or solicit, participate in the solicitation of, or counsel or assist others in the solicitation of, any proxies or consents with respect to any securities of the Company.

                 C. Remedies. The Executive acknowledges and agrees that the Company will suffer irreparable injury in the event of any material breach of this Section 8, that damages





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
resulting from such injury will be incapable of being precisely measured, and that the Company will not have an adequate remedy at law to redress the harm which such violation shall cause. Therefore, the Executive agrees that the Company shall have the rights and remedies of specific performance and injunctive relief, in addition to any other rights or remedies that may be available at law or in equity or under this Agreement, in respect of any failure, or threatened failure, on the part of the Executive to comply with the provisions of this Section 8, including, but not limited to, temporary restraining orders and temporary injunctions to restrain any violation or threatened violation of this Section 8 by the Executive. The parties agree that if the Company brings an action in any court to enforce the provisions of this Section 8, the attorney's fees and costs incurred by the prevailing party shall be borne by the losing party.

                 Section 9. Return of Company Property. The Executive acknowledges that all records, files, documents and equipment, all information relating to employees, customers and suppliers, and any other materials that in any way relate to the business of the Company which the Executive has accumulated during his employment by the Company are the property of the Company and that all such property shall be returned to the sole possession of the Company on or before the Termination Date. On the Termination Date, the Executive shall provide the Company with a written list of all such documents or information that he has retained duplicates or copies of (the contents of such list being subject to the approval of the Company) or, in the absence thereof, a written representation that no such duplicates or copies have been retained.

                 Section 10. Business Goodwill. At all times following the date hereof, the Executive will make only positive comments about the Company, its affiliates, directors, officers, employees and agents, and shall make no comments or take any other actions, direct or indirect, that will reflect adversely on any of the foregoing or adversely affect their business reputation or goodwill. At all times following the date hereof, the Board of Directors of the Company will make only positive comments about the Executive, and shall make no comments or take any other actions, direct or indirect, that will reflect adversely on any of the foregoing or adversely affect his business reputation or goodwill. The Executive hereby agrees that, for a period of two years following the Termination Date, he shall reasonably cooperate with the Company in providing information that the Company reasonably requests and in taking such other action as the Company may reasonably request. The Executive further agrees to reasonably assist the Company at any time in the future, with respect to all reasonable requests to testify in





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
connection with any legal proceeding or matter relating to the Company, including but not limited to any federal, state or local audit, proceeding or investigation, other than proceedings relating to the enforcement of this Termination Agreement or other proceedings in which the Executive is a named party whose interests are adverse to those of the Company.

                 Section 11.  Miscellaneous.

                          A. Complete Agreement.  This Termination Agreement
constitutes the entire agreement between the parties and cancels and supersedes all other agreements and understandings, whether written or oral, between the parties which may have related to the subject matter contained in this Termination Agreement. Except to the extent specifically provided under this Termination Agreement, effective as of the Termination Date, the Employment Agreement shall be terminated and be of no further force or effect and, upon the Termination Date, the parties release one another from all obligations under the Employment Agreement.

                          B. Modification; Amendment; Waiver.  No modification,
amendment or waiver of any provisions of this Termination Agreement shall be effective unless approved in writing by both parties. The failure at any time to enforce any of the provisions of this Termination Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of either party thereafter to enforce each and every provision hereof in accordance with its terms.

                          C. Governing Law; Jurisdiction.  This Termination
Agreement and performance under it, and all proceedings that may ensue from its breach, shall be construed in accordance with and under the laws of the State of Texas, and the parties submit to the jurisdiction of the courts of the State of Texas for purposes of any actions or proceedings that may be required to enforce this Termination Agreement.

                          D. Severability.  Whenever possible, each provision
of this Termination Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Termination Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Termination Agreement.

                          E. Assignment.  The rights and obligations of the
parties under this Termination Agreement shall be binding upon and inure to the benefit of their respective successors, assigns, executors, administrators and heirs; provided,





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
however, that neither the Company nor the Executive may assign any duties under this Termination Agreement without the prior written consent of the other.

                          F. Notices.  All notices and other communications
under this Termination Agreement shall be in writing and shall be given in person or by telegraph, telefax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given when delivered personally or three days after mailing or one day after transmission of a telegram or telefax, as the case may be, to the respective persons named below:


       If to the Company:                          Corporate Secretary
                                                   Tesoro Petroleum Corporation
                                                   8700 Tesoro Drive
                                                   San Antonio, Texas  78217

       If to the Executive:                        Michael D. Burke
                                                   829 College Boulevard
                                                   San Antonio, Texas  78209

                 IN WITNESS WHEREOF, the parties have executed this Termination Agreement as of the day and year first above written.

                                COMPANY:            Tesoro Petroleum Corporation


                                                     By  /S/ Bruce A. Smith
                                                       ------------------------
                                                           Chief Operating
                                                           Officer and Executive
                                                     Its   Vice President

                                 EXECUTIVE:            /S/ Michael D. Burke
                                                       ------------------------




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
                                   EXHIBIT A



Section 1. Termination Payment



Severance Payment                                  $1,120,000

1995 Pro-Rata Bonus                                   184,438

1995 Base Salary and Accrued Vacation                  74,289

Tax Withholding                                      (407,761)
                                                   -----------

                                     Total         $  970,966

Consulting Payments                                $  325,000
-------------------



Section 2.  Supplemental Retirement Benefit

Executive Security Plan                            $  986,480

Tax Withholding                                      (404,950)
                                                   -----------

                                     Total         $  581,530


Section 4.  Stock Awards

A.       Stock Options

         500,000 shares; Granted 07/27/92; $4.84 option price

         209,000 shares; Granted 12/14/94; $9.50 option price


B.       Restricted Stock

         20,000 shares - Cost $.16-2/3 per share





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
                                   EXHIBIT B


                   RELEASE OF CLAIMS AND COVENANT NOT TO SUE


                 This RELEASE OF CLAIMS AND COVENANT NOT TO SUE (the "Release") is executed and delivered by MICHAEL D. BURKE (the "Executive") to TESORO PETROLEUM CORPORATION (the "Company").

                 In consideration of the agreement by the Company to provide the Executive with the rights, payments and benefits under the Termination Agreement between the Executive and the Company dated September 26, 1995 (the "Termination Agreement"), the Executive hereby agrees as follows:

                 Section 1. Release and Covenant. The Executive, of his own free will, voluntarily releases and forever discharges the Company, its subsidiaries, affiliates, their directors, officers, employees, agents, stockholders, successors and assigns (both individually and in their official capacities with the Company) from, and covenants not to sue or proceed against any of the foregoing on the basis of, any and all past or present causes of action, suits, agreements or other claims which the Executive, his dependents, relatives, heirs, executors, administrators, successors and assigns has or have against the Company upon or by reason of any matter, cause or thing whatsoever, including, but not limited to, any matters arising out of his employment by the Company and the cessation of said employment, and including, but not limited to, any alleged violation of the Civil Rights Acts of 1964 and 1991, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Texas Commission on Human Rights Act and any other federal or state law, regulation or ordinance, or public policy, contract or tort law having any bearing whatsoever on the terms and conditions of employment or termination of employment. This Release shall not, however, constitute a waiver of any of the Executive's rights under the Termination Agreement.

                 Section 2. Due Care. The Executive acknowledges that he has received a copy of this Release prior to its execution and has been advised hereby of his opportunity to review and consider this Release for 21 days prior to its execution. The Executive further acknowledges that he has been advised hereby to consult with an attorney prior to executing this Release. The Executive enters into this Release having freely and knowingly elected, after due consideration, to execute this Release and to fulfill the promises set forth herein. This Release shall be revocable by the Executive during the 7-day period following its execution, and shall not become effective or enforceable until the expiration of such 7-day period. In the event of such a revocation, the Executive shall not be entitled to the consideration for this Release set forth above.

                 Section 3. Reliance by Executive. The Executive acknowledges that, in his decision to enter into this Release, he has not relied on any representations, promises or agreements of any kind, including oral statements by representatives of the Company, except as set forth in this Release.

                 This RELEASE OF CLAIMS AND COVENANT NOT TO SUE is executed by the Executive and delivered to the Company on September 26, 1995.

                                                   EXECUTIVE:


                                                   /S/ Michael D. Burke
                                                   ------------------------
                                                       Michael D. Burke

                                   EXHIBIT C


                   RELEASE OF CLAIMS AND COVENANT NOT TO SUE


                 This RELEASE OF CLAIMS AND COVENANT NOT TO SUE is executed and delivered by TESORO PETROLEUM CORPORATION (the "Company") to MICHAEL D. BURKE (the "Executive").

                 In consideration of the agreement by the Executive to enter into the Termination Agreement between the Executive and the Company, dated September __, 1995 (the "Termination Agreement"), the Company hereby agrees as follows:

                 The Company releases and forever discharges the Executive from, and covenants not to sue or proceed against the Executive on the basis of, any and all past or present causes of action, suits, agreements or other claims which the Company has against the Executive upon or by reason of any matter, cause or thing whatsoever, including, but not limited to, any matters arising out of his employment by the Company and the cessation of said employment. This release shall not, however, constitute a waiver of any of the Company's rights under the Termination Agreement. The Company hereby covenants that it has not transferred or assigned to any person or entity any of the claims that are subject to this release and covenant.

                 This RELEASE OF CLAIMS AND COVENANT NOT TO SUE is executed by the Company and delivered to the Executive on September 26, 1995.



                                             TESORO PETROLEUM CORPORATION


                                             By:  /S/ Bruce A. Smith
                                                ---------------------------
                                                  Name: Bruce A. Smith
                                                  Title: Chief Operating
                                                         Officer and Executive
                                                         Vice President